EXHIBIT 23.2



                          [LETTERHEAD OF ERNST & YOUNG]

                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_____) pertaining to the Stelmar Shipping Ltd. Amended and Restated 2001 Stock Option Plan, of our report dated February 5, 2003, with respect to the consolidated balance sheet of Stelmar Shipping Ltd. as of December 31, 2002 and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 2002, included in its Annual Report on Form 20-F for the year ended December 31, 2002 and the related financial statement schedule included therein filed with the U.S. Securities and Exchange Commission on June 19, 2003.



/s/ ERNST & YOUNG

Athens, Greece
October 1, 2003



02509.0009 #432506